Exhibit 3.7

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE TERM NOTE

Pursuant to the Subscription Agreement dated ______ 2021 by and between Andina Gold Corp., a Nevada corporation (the “Borrower”), and _________, a_______ (the “Holder”), Borrower hereby promises to pay to Holder or his registered assigns or successors in interest, on order, the sum of US$ ________ (the “Principal Amount”), together with any accrued and unpaid interest hereon, on September 30, 2022 (the “Maturity Date”) if not sooner paid.

The following terms shall apply to this Note:

ARTICLE I

INTEREST

1.1 Interest Rate. Interest on the Principal Amount outstanding under this Convertible Term Note (“Note”) shall accrue at a rate per annum (the “Interest Rate”) equal to twelve percent (12%). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable in cash via wire at the end of each quarter (i.e., on June 30, 2021; on September 30, 2021; on December 31, 2021, March 31, 2022, June 30, 2022 and September 30, 2022, with September 30, 2022 being the “Maturity Date”) whether as regular payments or by acceleration (the “Payment Dates”). All payments of both principal and interest shall be made at the address of the Holder as may be designated by the Holder hereof in writing to Borrower.

ARTICLE II

OPTIONAL REDEMPTION

2.1 Optional Redemption in Cash. The Borrower will have the option of prepaying this Note partially or in full (“Optional Redemption”) by paying to the Holder a sum of money equal to any percentage of the principal amount of this Note in the Borrower’s sole discretion, together with accrued but unpaid interest thereon, and any and all other sums due, accrued or payable to the Holder arising under this Note with respect to such percentage principal (the “Redemption Amount”) outstanding on the day written notice of redemption (the “Notice of Redemption”) is given to the Holder, which day shall not be earlier than October 31, 2021. The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”) which date shall be fourteen (14) business days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1, or for conversions initiated or made by the Holder pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if such Holder’s conversion elections had been completed immediately prior to the date of the Notice of Redemption. Within 7 days from receipt of the Notice of Redemption, the Holder may elect to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, pursuant to due notice per Section 3.1 below. In the event that Borrower does not receive a Notice of Conversion from a Holder, as such is defined below, within 8 days from issuing the respective Holder with a Notice of Redemption, then on the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

ARTICLE III

CONVERSION RIGHTS

3.1. Holder’s Conversion Rights. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, into shares of Borrower’s Common Stock, par value US$0.001 per share (the “Common Stock”) and at a conversion price of US$0.20 per share (“Conversion Price”) subject to the terms and conditions set forth herein. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion not less than one (1) day prior to the date upon which such conversion shall occur.

3.2 Mechanics of Holder’s Conversion. (a) In the event that the Holder elects to convert all or a portion of the outstanding balance of this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (“Notice of Conversion”) to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b) Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within five (5) business days of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder. In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

3.3 Conversion Mechanics.

(a) The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the applicable Conversion Price.

(b) On the issue date hereof and until such time as an adjustment shall occur, the Conversion Price shall be US$0.20 per share. The Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

A. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

B. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

C. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

3.4 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article IV, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

ARTICLE IV

EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable.

The occurrence of any of the following events set forth in Sections 4.1 through 4.8, inclusive, is an “Event of Default”:

4.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

4.2 Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note in any material respect, in any such case, such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

4.3 Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

4.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than US$1,000,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

4.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries.

4.7 Failure to Deliver Common Stock or Replacement Note. The Borrower shall fail (i) to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note if such failure to timely deliver Common Stock shall not be cured within seven (7) business days or (ii) to deliver a replacement Note to Holder within seven (7) business days following the required date of such issuance pursuant to this Note.

4.8 Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

4.9 Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE V

MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower as follows: Philip Blair Mullin, Chief Financial Officer, b.mullin@andinagold.com 3531 Logan Street Suite D357, Englewood, Colorado 80113, and to the Holder as follows: ____________ or in each case at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when sent to the Borrower by email, return receipt requested.

5.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.4 hereof, as it may be amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of this Section 5.4. This Note shall not be assigned by the Borrower without the consent of the Holder. This Note may be transferred on the books of the Borrower by the registered Holder hereof, or by Holder’s attorney duly authorized in writing, only upon (i) delivery to the Borrower of a duly executed assignment of the Note, or part thereof, to the proposed new Holder, along with a current notation of the amount of payments received and net Principal Amount yet unfunded, and presentment of such Note to the Borrower for issue of a replacement Note, or Notes, in the name of the new Holder, (ii) the designation by the new Holder of such new Holder’s agent(s) for notice, such agent(s) to be the sole party(ies) to whom Borrower shall be required to provide notice when notice to Lender is required hereunder and who shall be the sole party(ies) authorized to represent the new Holder(s) in regard to modification or waivers under the Note, the Loan Agreement, or other Loan Documents; and any action, consent or waiver, (other than a compromise of principal and interest), when given or taken by the new Holder’s agent(s) for notice, shall be deemed to be the action of the new Holder, as such holders are recorded on the books of the Borrower, and (iii) compliance with the Securities Act of 1933, as amended, and all other applicable state and federal securities laws.

5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Colorado or in the federal courts located in Denver, Colorado. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

5.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.7 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.8 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney’s fees.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name effective as of _________, 2021.

ANDINA GOLD CORP.

By:
Name:	Philip Blair Mullin
Title:	Chief Financial Officer

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock)

[Holder’s Address]

The Undersigned hereby converts US$_________ of the principal (together with associated accrued but unpaid interest) due under the Convertible Term Note issued by Andina Gold Corp. dated __________ by delivery of Shares of Common Stock of Andina Gold Corp. on and subject to the conditions set forth in Article III of such Note.

1.	Date of Conversion

2.	Shares to Be Delivered:

By:
Name:
Title: